AGREEMENT OF SETTLEMENT
                             -----------------------


         This Agreement of Settlement (the "Agreement") is entered into this 8th day of March, 2001, by and among Coleman and Company Securities, Inc. ("Coleman") and Telenetics Corporation ("Telenetics").

                               W I T N E S S T H:
                               ------------------

         WHEREAS, Coleman has asserted certain claims against Telenetics which are set forth in a Statement of Claim (hereinafter the "Claim") styled COLEMAN AND COMPANY SECURITIES, INC. V. TELENETICS CORPORATION, Case No. 13 113 00904 00 filed before the American Arbitration Association; and

         WHEREAS, the parties have concluded that it is in their individual and mutual best interests to resolve this matter amicably and end all controversy between them;

         NOW, THEREFORE, in consideration of the covenants, payments, and agreements set forth in this Agreement, Coleman and Telenetics intending to be legally bound thereby, and hereby warranting that they each have the capacity and authority to execute this Agreement, it is agreed by and among the undersigned parties, that all of the claims asserted by Coleman are hereby settled and compromised on the following terms and conditions, to wit:

         1. COMPROMISE. Telenetics shall issue Coleman, in the names and amounts designated by Coleman on Exhibit A annexed hereto, two hundred thousand shares (200,000) of Telenetics Corporation common stock (the "Settlement Shares") in full settlement of the above matter, subject to adjustment as described in Paragraph 2 herein below. The Settlement Shares represent payment in full, subject to adjustment as described in Paragraph 2 herein below, and will be included in a Registration Statement on Form S-3 to be filed by Telenetics with the Securities and Exchange Commission ("SEC") no later than March 20, 2001. Upon declaration of effectiveness of the Registration Statement, Telenetics has covenanted and agreed that the Settlement Shares shall not be encumbered or subject to any "lock-up" and that the Settlement Shares shall be "Free Trading."

         2. ADJUSTMENT TO COMPENSATION. In the event that the closing "bid" price for Telenetics common stock is less than $1.00 on the date that the aforementioned Registration Statement is declared effective, Telenetics hereby further covenants and agrees to issue Coleman a cash payment in funds, within two (2) business days, in an amount representing the difference between the cash value of the Settlement Shares (such figure to be calculated by multiplying the closing "bid" price for Telenetics on the date that aforementioned Registration Statement is declared effective and 200,000) and two hundred thousand dollars ($200,000) (E.G. If the closing "bid" price is $0.75, then Telenetics shall issue Coleman a check in the amount of $50,000).

         3. RELEASES. The parties shall execute general mutual releases in favor of each other in the form annexed hereto as Exhibit B.

         4. REGISTRATION STATEMENT ON FORM S-3. In consideration for executing this Agreement of Settlement, Telenetics has covenanted and agreed to include the Settlement Shares in a Registration Statement on Form S-3. Telenetics has further covenanted and agreed that said Registration Statement shall be filed with the SEC no later than March 20, 2001 and shall be declared effective by the SEC no later than June 15, 2001.

         5. CONFESSION OF JUDGMENT. Simultaneously with the execution of this Agreement, Telenetics shall execute a Confession of Judgment in favor of Coleman in the amount of two hundred fifty thousand dollars ($250,000.00). The parties expressly acknowledge and agree that Coleman shall be entitled to file the Confession of Judgment and execute upon it if any of the following conditions are not satisfied by Telenetics:

                  a. Failure of Telenetics to file the Registration Statement on Form S-3, which includes the Settlement Shares, with the SEC, by the end of business on March 20, 2001; or

                  b. Failure to achieve declaration of effectiveness by of the Registration Statement on Form S-3, which includes the Settlement Shares, by the SEC by the end of business on June 15, 2001.

                  c. Failure to pay any of the monies owed under Paragraph 2 herein above.

         In the event that the foregoing conditions are not satisfied, Telenetics hereby expressly waives any right to contest Coleman's right to file the Confession of Judgment and execute same.

         6. ESCROW. The originally executed Confession of Judgment and the Releases shall be held in escrow by Coleman's attorney, Michael H. Ference, Esq. of Sichenzia, Ross & Friedman LLP pending Telenetics compliance with all of the provisions of this Agreement. Upon compliance with this Agreement, Mr. Ference will forward the originally executed copy of Coleman's Release in favor of Telenetics and the originally executed Confession of Judgment to Telenetics or its counsel. In the event that Telenetics violates either of the conditions set forth in Paragraph 5, Coleman shall have the right to immediately file the Confession of Judgment and execute on same without further notice. In that instance, Coleman will not be required to return the Confession of Judgment to Telenetics.

         7. CONFIDENTIALITY. The parties agree to keep the terms of this Agreement and the matters raised in this arbitration as confidential. The parties shall not disclose the terms of this Agreement or the matters raised in this arbitration unless compelled by court order, subpoena, or request by a self-regulatory organization of which Respondents are a member.

         8. BINDING AGREEMENT. The terms of this Agreement are binding upon and inure to the benefit of each of the parties hereto, their successors, assigns, dependents, officers, directors and all other related persons, affiliates or associates.

         9. HEADINGS. The captions of the paragraphs and sections of this Agreement are provided solely for convenience, and are not intended to, and in fact, shall not affect the substance or meaning of this Agreement.

         10. REPRESENTATION. Each of the parties hereto represents that each has read and fully understands each of the provisions as contained herein, and has been afforded the opportunity to review same with their attorney of choice; and further that each of the parties hereto represents that each and every one of the provisions contained in this Agreement is fair and not unconscionable to either party.

         IN WITNESS WHEREOF, the parties have read and executed this Agreement as of the date and year first above written.


TELENETICS CORPORATION                             COLEMAN AND COMPANY
                                                   SECURITIES, INC.


Name: /S/ George Rombach, Esq.                     Name: /S/ Robert Shapiro
     -------------------------                          ------------------------
        George Rombach, Esq.                               Robert Shapiro
Title:  Chief Accounting and Legal Officer         Title:  President

                                    EXHIBIT A


NAME                                                     NUMBER OF SHARES
----                                                     ----------------

Coleman and Company Securities, Inc.                          150,000

Lynne Pellegrino                                              40,000

Angela Metelitsa                                              10,000